Exhibit 99.1

Invesco Mortgage Capital Inc. Announces Quarterly Common Dividend and Provides Update on Portfolio, Liquidity and Book Value

Investor Relations Contact: Matt Seitz, 404-439-3323

Atlanta - September 28, 2022 -- Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) today announced that its Board of Directors declared a cash dividend of $0.65 per share of common stock for the third quarter of 2022.  The dividend will be paid on October 27, 2022 to stockholders of record on October 11, 2022, with an ex-dividend date of October 7, 2022. Despite continued strength in earnings available for distribution, reducing the cash dividend for the third quarter allows the Company to retain additional capital and further improve its capital structure.

As of August 31, 2022, the majority of the Company's $4.7 billion Agency residential mortgage-backed securities (“Agency RMBS”) portfolio was invested in 4.0%, 4.5% and 5.0% coupon investments, and its liquidity position remained strong. Attractive asset yields resulting from the Company’s rotation into higher yielding Agency RMBS in the second and third quarters, along with favorable funding and a relatively low-cost legacy swap portfolio, have continued to support earnings available for distribution. Further, wider spreads on our target assets have created an attractive reinvestment environment which should continue to support the earnings power of the portfolio.

During the third quarter, the Company remained focused on improving its capital structure by repurchasing preferred stock and issuing common stock through the Company's at-the-market program. As of August 31, 2022, the Company's equity consisted of 34% preferred stock and 66% common stock compared to 43% preferred stock and 57% common stock as of June 30, 2022.

The Company has net operating loss carryforwards that may be used to offset taxable ordinary income and thereby reduce future distribution requirements. In addition, the Company has net capital loss carryforwards that can be used to offset future net capital gains.

Given recent market volatility, the Company has elected to provide the following preliminary financial information. The below estimates are subject to change.

Portfolio and Liquidity Update as of August 31, 2022

•Total investment portfolio of $4.9 billion, including $4.7 billion of Agency RMBS and $145 million of to-be-announced securities forward contracts (“TBAs”)(1)
•Unrestricted cash and unencumbered investments totaling approximately $609 million
•Mortgage-backed securities had a weighted average yield of 4.39% based on amortized cost and repurchase agreement borrowings had a weighted average interest rate of 2.44% with a weighted average maturity of 21 days
•81% of $4.2 billion repurchase agreement borrowings hedged with a net $3.4 billion notional of pay fixed/receive floating interest rate swaps
◦$5.8 billion pay fixed/receive floating interest rate swaps with a weighted average life of 6.6 years and a weighted average fixed pay rate of 0.45%
◦$2.4 billion of receive fixed/pay floating interest rate swaps with a weighted average life of 9.8 years and a weighted average fixed receive rate of 2.67%
•Additional yield curve exposures hedged with a net $700 million notional of forward starting pay fixed/receive floating interest rate swaps
◦$975 million pay fixed/receive floating interest rate swaps with a weighted average life of 16.8 years
◦$275 million receive fixed/pay floating interest rate swaps with a weighted average life of 16.4 years
•Debt-to-equity ratio estimated to be 4.7x
•Economic debt-to-equity ratio(2) estimated to be 4.9x

(1)Represents the implied cost basis of TBAs that are accounted for as derivative financial instruments under U.S. Generally Accepted Accounting Principles (“GAAP”).
(2)Economic debt-to-equity ratio is a non-GAAP financial measure calculated as debt-to-equity ratio adjusted to include the implied cost basis of TBAs.

Book Value as of August 31, 2022

•Book value per common share(1) estimated to be in the range of $15.59 to $16.23 as of August 31, 2022

(1)Book value per common share is calculated as (i) total equity less the liquidation preference of outstanding Series B Preferred Stock ($113.4 million) and Series C Preferred Stock ($195.4 million), divided by (ii) total shares of common stock outstanding of 35.4 million as of August 31, 2022.

The preliminary financial information set forth above reflects the Company's estimates with respect to such information, based on information currently available to management, and may vary from the Company's actual financial results as of and for the periods noted above. Further, these estimates are not a comprehensive statement or estimate of the Company's financial results or financial condition. These estimates should not be viewed as a substitute for financial statements prepared in accordance with U.S. GAAP, and they are not necessarily indicative of the results to be achieved in any future period. Accordingly, a reader should not place undue reliance on these estimates.

These estimates, which are the responsibility of the Company's management, were prepared by the Company's management and are based upon a number of assumptions. Additional items that may require adjustments to these estimates may be identified and could result in material changes to these estimates. These estimates are inherently uncertain and the Company undertakes no obligation to update this information. The preliminary financial data included in this press release has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP ("PwC") has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PwC does not express an opinion or any other form of assurance with respect thereto.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that primarily focuses on investing in, financing and managing mortgage-backed securities and other mortgage-related assets. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm.  Additional information is available at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include statements and information that constitute "forward-looking statements" within the meaning of the U.S. securities laws as defined in the Private Securities Litigation Reform Act of 1995, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. These forward-looking statements include those related to our intention and ability to pay dividends, as well as any other statements other than statements of historical fact. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” or similar expressions and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.